Exhibit 10.4

TURTLE BEACH CORPORATION

2013 STOCK-BASED INCENTIVE COMPENSATION PLAN
(as amended as of June 14, 2019)

RESTRICTED STOCK UNIT AWARD AGREEMENT

This RESTRICTED STOCK UNIT AWARD AGREEMENT (“Agreement”) dated as of _________, 20__ (the “Grant Date”), is by and between Turtle Beach Corporation, a Nevada corporation (the “Company”), and [EMPLOYEE NAME] (the “Grantee”).

RECITALS

WHEREAS, the Company desires to afford the Grantee an opportunity to own Restricted Stock Units of the Company as hereinafter provided, in accordance with the provisions of the Turtle Beach Corporation 2013 Stock-Based Incentive Compensation Plan, as amended (the “Plan”), a copy of which is attached hereto as Exhibit A;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

1.Grant of Restricted Stock Units.  The Company hereby grants to the Grantee an award (the “Award”) of [# of RSUs] Restricted Stock Units (the “Restricted Stock Units”), subject to the vesting and other terms and conditions of this Agreement.

2.Restricted Unit Account.  Restricted Stock Units represent hypothetical shares of common stock of the Company (“Common Stock”) and not actual shares of stock.  The Company shall establish and maintain a Restricted Unit account, as a bookkeeping account on its records, for the Grantee and shall record in such account the number of Restricted Stock Units granted to the Grantee.  No shares of Common Stock shall be issued to the Grantee at the time the grant is made, and the Grantee shall not be, nor have any of the rights or privileges of, a stockholder of the Company with respect to any Restricted Stock Units recorded in the account.

3.Vesting.  Provided the Grantee remains employed by the Company or any Subsidiary through the applicable vesting date set forth in this Section 3 (the “Vesting Date”) and meets all applicable requirements set forth in this Agreement, the Restricted Stock Units shall vest with respect to 1/4 of the Restricted Stock Units on each of the first four anniversaries of the Grant Date.  The period between the Grant Date and the applicable Vesting Date is the “Restricted Period.” The vesting of Restricted Stock Units shall be cumulative, but shall not exceed 100% of the Restricted Stock Units.  If the foregoing schedule would produce fractional Restricted Stock Units, the number of Restricted Stock Units that vest shall be rounded down to the nearest whole Restricted Stock Unit.

4.Payment/Conversion of Restricted Stock Units.

(a)Except as otherwise provided in this Section 4, if the Restricted Stock Units vest in accordance with Section 3 or 5(b), the Grantee shall be entitled to receive payment of the vested Restricted Stock Units as soon as practicable after the applicable Vesting Date.

(b)On the applicable payment date, each vested Restricted Stock Unit credited to the Grantee’s account shall be settled in (i) cash with a value equal to the Fair Market Value of the shares of Common Stock underlying the Restricted Stock Units, (ii) shares of Common Stock of the Company equal to the number of vested Restricted Share Units, or (iii) a combination of the above, in each case as determined by the Committee and subject to compliance with the six-month delay described in Section 17 below, if applicable, and the payment of any federal, state, local, or foreign withholding taxes as described in Section 10 below.  The obligation of the Company to distribute shares of Common Stock shall be subject to the rights of the Company as set forth in the Plan and to all applicable laws, rules, regulations, and such approvals by governmental agencies as may be deemed appropriate by the Committee, including as set forth in Section 12 below.

5.Effect of Termination of Employment.

(a)If the Grantee ceases to be employed by the Company or any Subsidiary for any reason, the Award shall immediately cease to vest and the unvested portion shall be forfeited.

(b)Notwithstanding the foregoing, if the Grantee’s employment is terminated by the Company or any Subsidiary without Cause [or if the Grantee terminates his or her employment for Good Reason (as defined in the Turtle Beach Corporation Amended and Restated Retention Plan Document)] during the one-year period immediately following a Change in Control, the unvested portion of the Award shall vest upon such termination, and such termination date shall be a “Vesting Date” for purposes of this Agreement.

6.Change in Control.  Except as provided in Section 5 above, the provisions of the Plan applicable to a Change in Control shall apply to the Restricted Stock Units, and, in the event of a Change in Control, the Committee may take such actions as it deems appropriate pursuant to the Plan.

7.Restrictions; Transferability of Restricted Stock Units. The Restricted Stock Units and any rights relating thereto are not assignable or transferable and the Restricted Stock Units shall not be alienated, pledged, or otherwise transferred or encumbered by the Grantee.  Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock Units during the Restricted Period shall be wholly ineffective and, if any such attempt is made, the Restricted Stock Units shall be forfeited by the Grantee and all of the Grantee’s rights in and to the Restricted Stock Units shall immediately terminate without any payment or consideration due to the Grantee.

8.No Right to Continued Service.  Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position with the Company or any Subsidiary.  Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee’s employment, at any time, with or without Cause.

9.Plan Terms; Definitions.  The Restricted Stock Units covered by the Award are issued under the Plan and governed by its terms.  Except as specifically set forth herein, in the event of any inconsistency in the Plan and this Agreement, the Plan’s terms control.  Any term capitalized herein that is not separately defined shall have the meaning set forth in the Plan.

10.Income Taxes; Withholding Taxes.  The Grantee is solely responsible for the satisfaction of all taxes that may arise in connection with the Restricted Stock Units pursuant to this Agreement.  At the time of taxation, the Company shall have the right to deduct from other compensation or from amounts payable with respect to the Restricted Stock Units, including by withholding shares of the Company’s Common Stock, an amount equal to the federal (including FICA), state, local and foreign income and payroll taxes and other amounts as may be required by law to be withheld with respect to the Restricted Stock Units.  Without limiting the foregoing, upon payment of the Restricted Stock Units, the Company may withhold shares of Common Stock subject to the vested Restricted Stock Units to cover any of the applicable withholding for related FICA tax and income tax liabilities (not to exceed the maximum statutory rates).

11.Governing Law.  To the extent that Federal laws do not otherwise control, the validity, construction, interpretation, and effect of this instrument shall exclusively be governed by, and determined in accordance with, the applicable laws of the State of California, excluding any conflicts or choice of law rule or principle.

12.Grant Subject to Applicable Laws and Company Policies. This Award of Restricted Stock Units shall also be subject to the Company’s stock ownership guidelines, any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time in accordance with applicable law.  Notwithstanding anything in this Agreement to the contrary, the Plan, this Agreement, and the Restricted Stock Units awarded hereunder shall be subject to all applicable laws, including any laws, regulations, restrictions, or governmental guidance that becomes applicable in the event of the Company’s participation in any governmental programs, and the Committee reserves the right to modify this Agreement and the Restricted Stock Units as necessary to conform to any restrictions imposed by any such laws, regulations, restrictions, or governmental guidance or to conform to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time.  As a condition of participating in the Plan, and by the Grantee’s acceptance of the Restricted Stock Units, the Grantee is deemed to have agreed to any such modifications that may be imposed by the Committee, and agrees to sign such waivers or acknowledgments as the Committee may deem necessary or appropriate with respect to such modifications.

13.Entire Agreement; Receipt of Documents.  This Agreement and the Plan set forth the entire understanding of the parties hereto and supersede all prior agreements, arrangements, and communications, whether oral or written, pertaining to the subject matter hereof.  The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement, represents that he or she has read and understands the terms and provisions thereof, and accepts the Award subject to all the terms and conditions of the Plan and this Agreement.

14.Counterparts.  This Agreement may be executed and delivered in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  This Agreement shall become effective only when counterparts have been executed and delivered by all parties whose names are set forth on the signature page(s) hereof.  Any signature delivered by fax or in pdf format shall have the same force and effect as an original signature.

15.Binding Effect; Benefits.  This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person or entity other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

16.Waiver.  The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

17.Section 409A.  This Award of Restricted Stock Units is intended to be exempt from or comply with the applicable requirements of section 409A of the Code and shall be administered in accordance with section 409A of the Code.  Notwithstanding anything in this Agreement to the contrary, if the Restricted Stock Units constitute “deferred compensation” under section 409A of the Code and the Restricted Stock Units become vested and settled upon the Grantee’s termination of employment, payment with respect to the Restricted Stock Units shall be delayed for a period of six months after the Grantee’s termination of employment if the Grantee is a “specified employee” as defined under section 409A of the Code (as determined by the Committee), if required pursuant to section 409A of the Code.  If payment is delayed, the shares of Common Stock of the Company shall be distributed within 30 days of the date that is the six-month anniversary of the Grantee’s termination of employment.  If the Grantee dies during the six-month delay, the shares shall be distributed in accordance with the Grantee’s will or under the applicable laws of descent and distribution.  Notwithstanding any provision to the contrary herein, payments made with respect to this Award of Restricted Stock Units may only be made in a manner and upon an event permitted by section 409A of the Code, and all payments to be made upon a termination of employment hereunder may only be made upon a “separation from service” as defined under section 409A of the Code.  To the extent that any provision of this Agreement would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of the Restricted Stock Units to fail to satisfy the requirements of section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law.  In no event shall a Grantee, directly or indirectly, designate the calendar year of payment. If the Restricted Stock Units constitute “deferred compensation” under section 409A of the Code and payment is subject to the execution of a release of claims in favor of the Company and its Affiliates, and if payment with respect to the Restricted Stock Units that is subject to the execution of the release could be made in more than one taxable year, payment shall be made in the later taxable year.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute and attest this instrument, and the Grantee has placed his or her signature hereon, effective as of the Grant Date set forth above.

TURTLE BEACH CORPORATION

By:

Name:

Title:

By:

Grantee:

Date:

EXHIBIT A

[INSERT COPY OF PLAN]